Exhibit 99.1

FOR IMMEDIATE RELEASE

HENRY SCHEIN ANNOUNCES RECEIPT OF DEFICIENCY NOTICE FROM NASDAQ REGARDING

REQUIREMENT TO TIMELY FILE QUARTERLY REPORT ON FORM 10-Q

MELVILLE, N.Y., November 16, 2023 – Henry Schein, Inc. (Nasdaq: HSIC), the world’s largest provider of health care solutions to office-based dental and medical practitioners, announces that it received an expected notice (the “Notice”) on November 13, 2023 from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) advising the Company that it was not in compliance with Nasdaq’s continued listing requirements under the Nasdaq Listing Rule 5250(c)(1) (the “Rule”) because its quarterly report on Form 10-Q for the quarter ended September 30, 2023 (the “Form 10-Q”) would not be filed in a timely manner. The notice and the Company’s response are mandated by Nasdaq and Securities and Exchange Commission (“SEC”) rules.

The Rule requires listed companies to timely file all required periodic reports with the SEC. Henry Schein previously reported on a Form 12b-25 and on a Form 8-K, each filed with the SEC on November 2, 2023, that the Company was unable to file the Form 10-Q within the prescribed time period due to information access limitations arising from the Company’s decision to shut down certain operations as a precautionary measure as a result of the cybersecurity incident it experienced on October 14, 2023. This incident and the Company’s decision to take down certain applications, which affected its operational and information technology systems, was reported by the Company on Form 8-K filed with the SEC on October 16, 2023. The deadline for filing the Form 10-Q was November 14, 2023. Nasdaq has provided the Company with 60 days to submit a plan to come into compliance (the “60-day period”). In its November 2, 2023 filings, the Company publicly reported that it expects to file the Form 10-Q before the end of November 2023, long prior to the end of the 60-day period.

About Henry Schein, Inc.

Henry Schein, Inc. (Nasdaq: HSIC) is a solutions company for health care professionals powered by a network of people and technology. With approximately 24,000 Team Schein Members worldwide, the Company’s network of trusted advisors provides more than 1 million customers globally with more than 300 valued solutions that help improve operational success and clinical outcomes. Our Business, Clinical, Technology, and Supply Chain solutions help office-based dental and medical practitioners work more efficiently so they can provide quality care more effectively. These solutions also support dental laboratories, government and institutional health care clinics, as well as other alternate care sites.

Henry Schein operates through a centralized and automated distribution network, with a selection of more than 300,000 branded products and Henry Schein corporate brand products in our distribution centers.

A FORTUNE 500 Company and a member of the S&P 500® index, Henry Schein is headquartered in Melville, N.Y., and has operations or affiliates in 33 countries and territories. The Company’s sales reached $12.6 billion in 2022, and have grown at a compound annual rate of approximately 12.1 percent since Henry Schein became a public company in 1995.

For more information, visit Henry Schein at www.henryschein.com, Facebook.com/HenrySchein, and @HenrySchein on Twitter.

CONTACTS:	Investors Ronald N. South Senior Vice President and Chief Financial Officer ronald.south@henryschein.com (631) 843-5500

Henry Schein, Inc. • 135 Duryea Road • Melville, New York 11747	1

Graham Stanley

Vice President, Investor Relations and Strategic Financial Project Officer

graham.stanley@henryschein.com

(631) 843-5500

Media

Ann Marie Gothard

Vice President, Global Corporate Media Relations

annmarie.gothard@henryschein.com

(631) 390-8169

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Henry Schein, Inc. • 135 Duryea Road • Melville, New York 11747	2